*
AllianceBernstein Municipal Income Fund, Inc.
811-04791
Exhibit 77Q1 (b)

AGREEMENT AND PLAN OF ACQUISITION AND LIQUIDATION
BETWEEN ALLIANCEBERNSTEIN MUNICIPAL INCOME FUND, INC.
AND ALLIANCEBERNSTEIN MUNICIPAL INCOME FUND II
AGREEMENT AND PLAN OF ACQUISITION AND LIQUIDATION
RELATING TO THE ACQUISITION OF THE ASSETS AND
LIABILITIES OF ALLIANCEBERNSTEIN MUNICIPAL INCOME
FUND II-FLORIDA PORTFOLIO

As of
February 6, 2009

This Agreement and Plan of Acquisition and
Liquidation (the Acquisition Plan) is made as of this 6th day of February 2009, by and between National
Portfolio (Acquiring Portfolio), a series of AllianceBernstein Municipal Income Fund, Inc., a
Maryland corporation (Muni Income), and Florida
Portfolio (the Acquired Portfolio), a series of
AllianceBernstein Municipal Income Fund II, a
Massachusetts business trust (Muni Income II).

WHEREAS, Acquiring Portfolio and the Acquired
Portfolio (together, the Portfolios) are each a series of an open-end management investment company registered with the Securities and Exchange Commission (the SEC) under the Investment Company Act of 1940, as amended
(the 1940 Act);

WHEREAS, the parties desire that the Acquired
Portfolio transfer all of the assets attributable to its Class A shares held by stockholders (Stockholders) in exchange for Class A shares of equal net asset value of Acquiring Portfolio (Class A Acquisition Shares), transfer all of the assets attributable to its Class B shares held by Stockholders in exchange for Class B shares of equal net asset value of Acquiring Portfolio
(Class B Acquisition Shares) and transfer all of the assets attributable to its Class C shares held by Stockholders in exchange for Class C shares of equal net asset value of Acquiring Portfolio (Class C
Acquisition Shares and together with the Class A
Acquisition Shares and Class B Acquisition Shares, the Acquisition Shares) and distribute the Class A
Acquisition Shares, Class B Acquisition Shares and
Class C Acquisition Shares to Stockholders of Class A,
Class B and Class C, respectively, of the Acquired
Portfolio (the Acquisition); and

WHEREAS, the parties intend that the Acquisition qualify as a reorganization within the meaning of
Section 368(a) of the United States Internal Revenue
Code of 1986, as amended (the Code), and any successor provisions, and that with respect to the Acquisition, Acquiring Portfolio and the Acquired Portfolio will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

Now, therefore, Acquiring Portfolio and the Acquired
Portfolio agree as follows:

1.	Definitions

In addition to the terms elsewhere defined herein,
each of the following terms shall have the meaning
indicated for that term as follows:
1933 Act. Securities Act of 1933, as amended.
Assets. All assets of any kind and all interests,
rights, privileges and powers of or attributable to the
Acquired Portfolio or its shares, as appropriate, whether
or not determinable at the appropriate Effective Time and
wherever located, including, without limitation, all cash,
cash equivalents, securities, claims (whether absolute or contingent, known or unknown, accrued or unaccrued or conditional or unmatured), contract rights and receivables (including dividend and interest receivables) owned by the
Acquired Portfolio or attributable to its shares and any
deferred or prepaid expense, other than unamortized
organizational expenses, shown as an asset on the Acquired Portfolios books.Closing Date. Such date as the parties may agree.Effective Time.5:00 p.m. Eastern
time on the Closing Date, or such other time as the parties
may agree to in writing.Financial Statement. The audited
financial statements of the relevant Portfolio for its most
recently completed fiscal year and, if applicable, the
unaudited financial statements of that Portfolio for its
most recently completed semi-annual period.
Portfolio. Acquiring Portfolio and/or the Acquired
Portfolio, as the case may be.
Liabilities. All liabilities, expenses and obligations
of any kind whatsoever of the Acquired Portfolio, whether
known or unknown, accrued or unaccrued, absolute or contingent or conditional or unmatured.
N-14 Registration. Statement The Registration Statement of
Acquiring Portfolio on Form N-14 under the 1940 Act that will register the Acquisition Shares to be issued in the Acquisition and will include the proxy materials necessary for the
Stockholders of the Acquired Portfolio to approve the Acquisition.Valuation Time. The close of regular session trading on the New York Stock Exchange (NYSE) on the Closing
Date, when for purposes of the Acquisition Plan, Acquiring
Portfolio determines its net asset value per Acquisition
Share and the Acquired Portfolio determines the net value of the Assets.NAV. A Portfolios net asset value is
calculated by valuing and totaling assets and then subtracting liabilities and then dividing the balance by the number of shares that are outstanding.
2.	Regulatory Filings
Acquiring Portfolio shall promptly prepare and file the N-14 Registration Statement with the SEC, and Acquiring Portfolio and the Acquired Portfolio also shall make any other required or appropriate filings with respect to the actions contemplated hereby.

3.	Stockholder Action
As soon as practicable after the effective date of the N-14 Registration Statement, the Acquired Portfolio shall hold a Stockholders meeting to consider and approve the Acquisition and this Acquisition Plan and such other matters as the Board of Trustees may determine. Such approval by the Stockholders of the Acquired Portfolio shall, to the extent necessary to permit the consummation of the transactions contemplated herein without violating any investment objective, policy or restriction of the Acquired Portfolio, be deemed to constitute approval by the Stockholders of a temporary amendment of any investment objective, policy or restriction that would otherwise be inconsistent with, or violated upon, the consummation of such transactions solely for the purpose of consummating such transactions.

4. Transfer of the Acquired Portfolios Assets
Acquiring Portfolio and the Acquired Portfolio shall take the following steps with respect to the Acquisition, as applicable:

(a)	On or prior to the Closing Date, the Acquired Portfolio
shall pay or provide for the payment of all of the Liabilities, expenses, costs and charges of or attributable to the Acquired Portfolio that are known to the Acquired Portfolio and that are due and payable prior to or as of the Closing Date.

(b)	Prior to the Effective Time, except to the extent prohibited by Rule 19b-1 under the 1940 Act, the Acquired Portfolio will declare to Acquired Portfolio Stockholders of record a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing (i) all the excess of (A) Acquired Portfolios investment income excludable from gross income under Section 103(a) of the Code over (B) Acquired Portfolios deductions disallowed under Sections 265 and 171(a)(2) of the Code, (ii) all of Acquired Portfolios investment company taxable income (as defined in Code
Section 852), (computed in each case without regard to any deduction for dividends paid), and (iii) all of Acquired Portfolios net realized capital gain (as defined in Code Section 1222), if any (after reduction for any capital loss carryover), in each case for both the taxable year ending on September 30, 2008, and for the short taxable year beginning on October 1, 2008 and ending on the Closing Date. Such dividends will be declared and paid to ensure continued qualification of the Acquired Portfolio as a regulated investment company for tax purposes and to eliminate fund-level tax.

(c)	At the Effective Time, pursuant to Articles of Transfer
accepted for record by the Secretary of the Commonwealth of Massachusetts, the Acquired Portfolio shall assign, transfer, deliver and convey the Assets to Acquiring Portfolio, subject to the Liabilities. Acquiring Portfolio shall then accept the Assets and assume the Liabilities such that at and after the Effective Time (i) the Assets at and after the Effective Time shall become and be assets of Acquiring Portfolio, and (ii) the Liabilities at the Effective Time shall attach to Acquiring Portfolio, and shall be enforceable against Acquiring Portfolio to the same extent as if initially incurred by Acquiring Portfolio.

(d)	Within a reasonable time prior to the Closing Date, the
Acquired Portfolio shall provide, if requested, a list of the Assets to Acquiring Portfolio. The Acquired Portfolio may sell any asset on such list prior to the Effective Time. After the Acquired Portfolio provides such list, the Acquired Portfolio will not acquire any additional securities or permit to exist any encumbrances, rights, restrictions or claims not reflected on such list, without the approval of Acquiring Portfolio. Within a reasonable time after receipt of the list and prior to the Closing Date, Acquiring
Portfolio will advise the Acquired Portfolio in writing of any investments shown on the list that Acquiring Portfolio has determined to be inconsistent with its investment objective, policies and restrictions. The Acquired Portfolio will dispose of any such securities prior to the Closing Date to the extent practicable and consistent with applicable legal requirements, including the Acquired Portfolios investment objectives, policies and restrictions. In addition, if Acquiring Portfolio determines that, as a result of the Acquisition, Acquiring Portfolio would own an aggregate amount of an investment that would exceed a percentage limitation applicable to Acquiring Portfolio, Acquiring Portfolio will advise the Acquired Portfolio in writing of any such limitation and the Acquired Portfolio shall dispose of a sufficient amount of such investment as may be necessary to avoid the limitation as of the Effective Time, to the extent practicable and consistent with applicable legal requirements, including the Acquired Portfolios investment objectives, policies and restrictions.

(e)	The Acquired Portfolio shall assign, transfer, deliver and
convey the Assets to Acquiring Portfolio at the Effective Time on the following basis:

(i)	The value of the Assets less the Liabilities of the Acquired
Portfolio attributable to shares of Class A held by Stockholders, shares of Class B held by Stockholders and shares of Class C held by Stockholders, determined as of the Valuation Time, shall be divided by the then NAV of one Class A, Class B and Class C Acquisition Share, as applicable, and, in exchange for the transfer of the Assets, Acquiring Portfolio shall simultaneously issue and deliver to the Acquired Portfolio the number of Class A, Class B and Class C Acquisition Shares (including fractional shares) so determined, rounded to the second decimal place or such other decimal place as the parties may agree to in writing;

(ii)	The NAV of Class A, Class B and Class C Acquisition Shares to
be delivered to the Acquired Portfolio shall be determined as of the Valuation Time in accordance with Acquiring Portfolios then applicable valuation procedures, and the net value of the Assets to be conveyed to Acquiring Portfolio shall be determined as of the Valuation Time in accordance with the then applicable valuation procedures of the Acquired Portfolio; and

(iii)	The portfolio securities of the Acquired Portfolio shall be made available by the Acquired Portfolio to State Street Bank and Trust Company, as custodian for Acquiring Portfolio (the Custodian), for examination no later than five business days preceding the Valuation Time. On the Closing Date, such portfolio securities and all the Acquired Portfolios cash shall be delivered by the Acquired Portfolio to the Custodian for the account of Acquiring Portfolio, such portfolio securities to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S. Treasury Departments book-entry system or by The Depository Trust Company, Participants Trust Company or other third party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the 1940 Act and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of the Custodian, or shall be wired to an account pursuant to instructions provided by Acquiring Portfolio.

(f)	Promptly after the Closing Date, the Acquired Portfolio
will deliver to Acquiring Portfolio a Statement of Assets and Liabilities of the Acquired Portfolio as of the Closing Date.

5.	Termination of the Acquired Portfolio, Registration of
Acquisition Shares and Access to Records

The Acquired Portfolio and Acquiring Portfolio also shall take the following steps, as applicable:

(a)	At or as soon as reasonably practical after the Effective
Time, the Acquired Portfolio shall terminate by transferring pro rata to its Stockholders of Class A of record Class A Acquisition Shares received by the Acquired Portfolio pursuant to Section 4(e)(i) of this Acquisition Plan; to its Stockholders of Class B of record Class B Acquisition Shares received by the Acquired Portfolio pursuant to
Section 4(e)(i) of this Acquisition Plan; and to its Stockholders of Class C of record Class C Acquisition Shares received by the Acquired Portfolio pursuant to Section 4(e)(i) of this Acquisition Plan. Acquiring Portfolio shall establish accounts on its share records and note on such accounts the names of the former Acquired Portfolio Stockholders and the types and amounts of Acquisition Shares that former Acquired Portfolio Stockholders are due based on their respective holdings of shares of the Acquired Portfolio as of the close of business on the Closing Date. Fractional Acquisition
Shares shall be carried to the second decimal place. Acquiring Portfolio shall not issue certificates representing the Acquisition Shares in connection with such exchange. All issued and outstanding Acquired Portfolio shares in connection with such exchange will be simultaneously redeemed and cancelled on the books of the Acquired Portfolio. Ownership of Acquisition Shares will be shown on the books of Acquiring Portfolios transfer agent.

Followng distribution by the Acquired Portfolio to its Stockholders of all Acquisition Shares delivered to the Acquired
Portfolio, the Acquired Portfolio shall wind up its affairs and shall take all steps as are necessary and proper to terminate as soon as is reasonably possible after the Effective Time.

(b)	At and after the Closing Date, the Acquired Portfolio
shall provide Acquiring Portfolio and its transfer agent with immediate access to: (i) all records containing the names, addresses and taxpayer identification numbers of all of the Acquired Portfolios Stockholders and the number and percentage ownership of the outstanding shares of the Acquired Portfolio owned by Stockholders as of the Effective Time, and (ii) all original documentation (including all applicable Internal Revenue Service forms, certificates, certifications and correspondence) relating to the Acquired Portfolio Stockholders taxpayer identification numbers and their liability for or exemption from back-up withholding. The Acquired Portfolio shall preserve and maintain, or shall direct its service providers to preserve and maintain, records with respect to the Acquired Portfolio as required by Section 31 of, and Rules 31a-1 and 31a-2 under, the 1940 Act.

6.	Certain Representations and Warranties of the Acquired
Portfolio

The Acquired Portfolio represents and warrants to Acquiring
Portfolio as follows:
(a)	The Acquired Portfolio is a series of a business trust duly
incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Acquired Portfolio is a series of a business trust registered with the SEC as an open-end management investment company under the 1940 Act and such registration will be in full force and effect as of the Effective Time.
(b)	The Acquired Portfolio has the power and all necessary
federal, state and local qualifications and authorizations to own all of the Assets, to carry on its business, to enter into this Acquisition Plan and to consummate the transactions contemplated herein.
(c)	The Board of Trustees of the Acquired Portfolio has duly
authorized the execution and delivery of this Acquisition Plan and the transactions contemplated herein. Duly authorized officers of the Acquired Portfolio have executed and delivered this Acquisition Plan. This Acquisition Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors rights and to general equity principles. The execution and delivery of this Acquisition Plan does not, and, subject to the approval of Stockholders referred to in Section 3 hereof, the consummation of the transactions contemplated by this Acquisition Plan will not, violate Muni Income IIs Agreement and Declaration of Trust (Declaration), its Bylaws or any material agreement to which the Acquired Portfolio is subject. Except for the approval of its Stockholders, the Acquired Portfolio does not need to take any other action to authorize its officers to effectuate this Acquisition Plan and the transactions contemplated herein.
(d)	The Acquired Portfolio has qualified as a regulated
investment company under Part I of Subchapter M of Subtitle A,
Chapter 1, of the Code, in respect of each taxable year since the commencement of its operations and intends to continue to qualify as a regulated investment company for its taxable year ending upon its liquidation.
(e)	The information pertaining to the Acquired
Portfolio included within the N-14 Registration Statement
when filed with the SEC, when Part A of the N-14
Registration Statement is distributed to Stockholders
at the time of the Stockholder meeting of the Acquired
Portfolio for approval of the Acquisition and at the
Effective Time, insofar as it relates to the Acquired
Portfolio, shall (i) comply in all material respects
with the applicable provisions of the 1933 Act
and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws, and (ii) not contain any untrue statement of a material fact or omit to state
a material fact required to be stated therein or
necessary to make the statements made therein not
misleading.
(f)	The Acquired Portfolio has duly authorized and
validly issued all of its issued and outstanding
shares of common stock, and all such shares are fully
paid and non-assessable and were offered for sale and
sold in conformity with the registration requirements
of all applicable federal and state securities laws.
There are no outstanding options, warrants or other
rights to subscribe for or purchase any of the shares
of the Acquired Portfolio, nor are there any
securities convertible into shares of the Acquired
Portfolio.
(g)	The Acquired Portfolio shall operate its
business in the ordinary course between the date
hereof and the Effective Time. Such ordinary course
of business will include the declaration and payment
of customary dividends and distributions and any other
dividends and distributions referred to in Section 4(b)
hereof.
(h)	At the Effective Time, the Acquired Portfolio
will have good and marketable title to the Assets and
full right, power and authority to assign, transfer,
deliver and convey the Assets.
(i)	The Financial Statements of the Acquired
Portfolio, a copy of which has been previously
delivered to Acquiring Portfolio, fairly present the
financial position of the Acquired Portfolio as of the
Acquired Portfolios most recent fiscal year-end and the
results of the Acquired Portfolios operations and
changes in the Acquired Portfolios net assets for the
periods indicated.
(j)	To the knowledge of the Acquired Portfolio,
the Acquired Portfolio has no liabilities, whether or
not determined or determinable, other than the
Liabilities disclosed or provided for in its Financial
Statements or Liabilities incurred in the ordinary
course of business subsequent to the date of the most
recent Financial Statement referencing Liabilities.
(k)	To the knowledge of the Acquired Portfolio,
except as has been disclosed in writing to Acquiring
Portfolio, no claims, actions, suits, investigations
or proceedings of any type are pending or threatened
against the Acquired Portfolio or any of its properties
or assets or any person whom the Acquired Portfolio
may be obligated to indemnify in connection with such
litigation, proceeding or investigation. Subject to
the foregoing, there are no facts that the Acquired
Portfolio has reason to believe are likely to form
the basis for the institution of any such claim,
action, suit, investigation or proceeding against
the Acquired Portfolio. The Acquired Portfolio is
not a party to nor subject to the provisions of any
order, decree or judgment of any court or governmental
body that adversely affects, or is reasonably likely
to adversely affect, its financial condition, results
of operations, or the Assets or its ability to
consummate the transactions contemplated by the
Acquisition Plan.
(l)	Except for agreements entered into or granted
in the ordinary course of its business, in each case
under which no material default exists, and this
Acquisition Plan, the Acquired Portfolio is not a
party to or subject to any material contract or other
commitments that, if terminated, may result in material
liability to the Acquired Portfolio or under which
(whether or not terminated) any material payment for
periods subsequent to the Closing Date will be due
from the Acquired Portfolio.
(m)	The Acquired Portfolio has filed its federal
income tax returns, copies of which have been
previously made available to Acquiring Portfolio, for
 all taxable years for which such returns are due and
has paid all taxes payable pursuant to such returns.
All of the Acquired Portfolios tax liabilities will
have been adequately provided for on its books.
No such return is currently under audit and no unpaid
assessment has been asserted with respect to such
returns. To the best of the Acquired Portfolios
knowledge, it will not have any tax deficiency or
liability asserted against it or question with respect
thereto raised, and it will not be under audit by the
Internal Revenue Service or by any state or local tax
authority for taxes in excess of those already paid.
The Acquired Portfolio will timely file its federal
income tax return for each subsequent taxable year
including its current taxable year.
(n)	For federal income tax purposes, the Acquired
Portfolio qualifies as a regulated investment company,
and the provisions of Sections 851 through 855 of the
Code apply to the Acquired Portfolio for the remainder
of its current taxable year beginning October 1, 2008,
and will continue to apply through the Closing Date.
(o)	Since the date of the Financial Statements of
the Acquired Portfolio, there has been no material
adverse change in its financial condition, results of
operations, business, or Assets. For this purpose,
negative investment performance shall not be considered
a material adverse change.
(p)	The Acquired Portfolios investment operations
from inception to the date hereof have been in
compliance in all material respects with the investment
policies and investment restrictions set forth in its
prospectus or prospectuses and statement or statements
of additional information as in effect from time to
time, except as previously disclosed in writing to
Acquiring Portfolio.
(q)	The Acquisition Shares to be issued to the
Acquired Portfolio pursuant to Section 4(e)(i) will
not be acquired for the purpose of making any
distribution thereof other than to the Acquired
Portfolio Stockholders as provided in Section 4(e)(i).
(r)	The Acquired Portfolio, or its agents, (i)
holds a valid Form W-8Ben, Certificate of Foreign
Status of Beneficial Owner for United States
Withholding (or other appropriate series of Form W-8,
 as the case may be) or Form W-9, Request for Taxpayer
Identification Number and Certification, for each Acquired Portfolio Stockholder of record, which Form
W-8 or Form W-9 can be associated with reportable payments made by the Acquired Portfolio to such Stockholder, and/or (ii) has otherwise timely instituted the appropriate backup withholding procedures with respect to such Stockholder as provided by Section 3406 of the Code and the regulations thereunder.

7.	Certain Representations and Warranties of
Acquiring Portfolio

Acquiring Portfolio represents and warrants to the Acquired Portfolio as follows:

(a)	Acquiring Portfolio is a series of a
corporation duly incorporated, validly existing and
in good standing under the laws of the State of
Maryland. Acquiring Portfolio is a series of a
corporation registered with the SEC as an open-end
management investment company under the 1940 Act and
such registration will be in full force and effect as
of the Effective Time.
(b)	Acquiring Portfolio shall operate its business
in the ordinary course between the date hereof and the
Effective Time. Such ordinary course of business will
include the declaration and payment of customary
dividends and distributions.
(c)	Acquiring Portfolio has the power and all
necessary federal, state and local qualifications and
authorizations to own all of its assets, to carry on
its business, to enter into this Acquisition Plan and
to consummate the transactions contemplated herein.
(d)	The Board of Directors of Muni Income has duly
authorized execution and delivery of this Acquisition
Plan and the transactions contemplated herein. Duly
authorized officers of Acquiring Portfolio have
executed and delivered the Acquisition Plan. The
Acquisition Plan represents a valid and binding
contract, enforceable in accordance with its terms,
subject as to enforcement to bankruptcy, insolvency,
reorganization, arrangement, moratorium and other
similar laws of general applicability relating to or
affecting creditors rights and to general equity
principles. The execution and delivery of this
Acquisition Plan does not, and the consummation of
the transactions contemplated by this Acquisition
Plan will not, violate the Charter of Muni Income,
its Bylaws or any material agreement to which
Acquiring Portfolio is subject. Except for the
approval of its Board, Acquiring Portfolio does not
need to take any other action to authorize its
officers to effectuate the Acquisition Plan and the
transactions contemplated herein.
(e)	Acquiring Portfolio has qualified as a
regulated investment company under Part I of Subchapter
 M of Subtitle A, Chapter 1, of the Code in respect of
each taxable year since the commencement of its
operations and qualifies and intends to continue to
qualify as a regulated investment company for its
current taxable year.
(f)	The N-14 Registration Statement, when filed
with the SEC, when Part A of the N-14 Registration
Statement is distributed to Stockholders at the time
of the Stockholder meeting of the Acquired Portfolio
for approval of the Acquisition and at the Effective
Time, insofar as it relates to Acquiring Portfolio,
shall (i) comply in all material respects with the
applicable provisions of the 1933 Act and the 1940 Act,
and the rules and regulations thereunder and applicable
state securities laws and (ii) not contain any untrue
statement of a material fact or omit to state a
material fact required to be stated therein or
necessary to make the statements made therein, in
light of the circumstances under which they were
made, not misleading.
(g)	Acquiring Portfolio has duly authorized and
validly issued all issued and outstanding shares of
common stock of Acquiring Portfolio, and all such
shares are fully paid and non-assessable and were
offered for sale and sold in conformity with the
registration requirements of all applicable federal
and state securities laws. Acquiring Portfolio has
duly authorized the Class A, Class B and Class C
shares of Acquiring Portfolio referred to in Section
4(e) hereof to be issued and delivered to the
Acquired Portfolio as of the Effective Time. When
issued and delivered, such Class A, Class B and
Class C shares of Acquiring Portfolio shall be validly
issued, fully paid and non-assessable, and no
Stockholder of Acquiring Portfolio shall have any
preemptive right of subscription or purchase in
respect of any such share. There are no outstanding
options, warrants or other rights to subscribe for or
purchase any Acquisition Shares, nor are there any
securities convertible into Acquisition Shares.
(h)	To the knowledge of Acquiring Portfolio,
except as has been disclosed in writing to the
Acquired Portfolio, no claims, actions, suits,
investigations or proceedings of any type are pending
or threatened against Acquiring Portfolio or any of
its properties or assets or any person whom Acquiring
Portfolio may be obligated to indemnify in connection
with such litigation, proceeding or investigation.
Subject to the foregoing, there are no facts that
Acquiring Portfolio currently has reason to believe are
likely to form the basis for the institution of any
such claim, action, suit, investigation or proceeding
against Acquiring Portfolio. Acquiring Portfolio is
not a party to or subject to the provisions of any
order, decree or judgment of any court or governmental
body that adversely affects, or is reasonably likely
to adversely affect its financial condition, results
of operations, its assets or its ability to consummate
the transactions contemplated by this Acquisition Plan.
(i)	Except for agreements entered into or granted
in the ordinary course of its business, in each case
under which no material default exists, Acquiring
Portfolio is not a party to or subject to any material
contract, debt instrument, employee benefit plan,
lease, franchise, license or permit of any kind or
nature whatsoever.
(j)	Acquiring Portfolio has filed its federal
income tax returns, copies of which have been
previously made available to the Acquired Portfolio,
for all taxable years for which such returns are due
and has paid all taxes payable pursuant to such returns.
All of Acquiring Portfolios tax liabilities will have
been adequately provided for on its books. No such
return is currently under audit and no unpaid
assessment has been asserted with respect to such
returns. To the best of Acquiring Portfolios knowledge,
it will not have any tax deficiency or liability
asserted against it or question with respect thereto
raised, and it will not be under audit by the Internal
Revenue Service or by any state or local tax authority
for taxes in excess of those already paid. Acquiring
Portfolio will timely file its federal income tax
return for each subsequent taxable year including its
current taxable year.
(k)	For federal income tax purposes, Acquiring
Portfolio qualifies as a regulated investment company,
and the provisions of Sections 851 through 855 of the
Code apply to Acquiring Portfolio for the remainder of
its current taxable year beginning August 1, 2007, and
will continue to apply through the Closing Date.
(l)	The Financial Statements of Acquiring Portfolio,
a copy of which has been previously delivered to the
Acquired Portfolio, fairly present the financial
position of Acquiring Portfolio at its most recent
fiscal year-end and the results of Acquiring Portfolios
operations and changes in Acquiring Portfolios net
assets for the period indicated.
(m)	Since the date of the Financial Statements of
Acquiring Portfolio, there has been no material adverse
change in its financial condition, results of
operations, business or assets. Negative investment
performance shall not be considered a material adverse
change.
(n)	Acquiring Portfolios investment operations
from inception to the date hereof have been in compliance
in all material respects with the investment policies and
investment restrictions set forth in its prospectus or
prospectuses and statement or statements of additional
information as in effect from time to time, except as
previously disclosed in writing to the Acquired Portfolio.
(o)	Acquiring Portfolio will use all reasonable
efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such other state securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

8.	Conditions to the Obligations of Acquiring
Portfolio and the Acquired Portfolio

The obligations of Acquiring Portfolio and the
Acquired Portfolio with respect to the Acquisition
shall be subject to the following conditions precedent:
(a)	The Stockholders of the Acquired Portfolio
shall have approved the Acquisition in the manner required by the Charter of the Acquired Portfolio, its Bylaws and applicable law. If Stockholders of the Acquired Portfolio fail to approve the Acquisition as required, that failure shall release the Portfolios of their obligations under this Acquisition Plan.

(a)	Acquiring Portfolio and the Acquired Portfolio
 shall have delivered to the other party a certificate
dated as of the Closing Date and executed in its name
by its Secretary or an Assistant Secretary, in a
form reasonably satisfactory to the receiving party,
stating that the representations and warranties of
Acquiring Portfolio or the Acquired Portfolio, as
applicable, in this Acquisition Plan that apply to
the Acquisition are true and correct in all material
respects at and as of the Valuation Time.
(b)	Acquiring Portfolio and the Acquired
Portfolio shall have performed and complied in all
material respects with each of its representations
and warranties required by this Acquisition Plan to
be performed or complied with by it prior to or at
the Valuation Time and the Effective Time.
(c)	There shall have been no material adverse
change in the financial condition, results of
operations, business, properties or assets of Acquiring
Portfolio or the Acquired Portfolio since the date of
the most recent Financial Statements. Negative
investment performance shall not be considered a
material adverse change.
(d)	Acquiring Portfolio and the Acquired Portfolio
shall have recevied an opinion of Sweard and Kissel LLP reasonably satisfactory to each of them, substantially to the effect that for federal income tax purposes:

(i)	the Acquisition will constitute a reorganization
within the meaning of Section 368(a) of the Code and
that Acquiring Portfolio and the Acquired Portfolio
will each be a party to a reorganization within the
meaning of Section 368(b) of the Code;
(ii)	a Stockholder of the Acquired Portfolio will
recognize no gain or loss on the exchange of the
Stockholders shares of the Acquired Portfolio solely
for Acquisition Shares;
(iii)	neither the Acquired Portfolio nor Acquiring
Portfolio will recognize any gain or loss upon the
transfer of all of the Assets to Acquiring Portfolio
in exchange for Acquisition Shares and the assumption
by Acquiring Portfolio of the Liabilities pursuant to
this Acquisition Plan or upon the distribution of
Acquisition Shares to Stockholders of the Acquired
Portfolio in exchange for their respective shares of
the Acquired Portfolio;
(iv)	the holding period and tax basis of the Assets
acquired by Acquiring Portfolio will be the same as
the holding period and tax basis that the Acquired
Portfolio had in such Assets immediately prior to the
Acquisition;
(v)	the aggregate tax basis of Acquisition Shares
received in connection with the Acquisition by each
Stockholder of the Acquired Portfolio (including any
fractional share to which the Stockholder may be
entitled) will be the same as the aggregate tax basis
of the shares of the Acquired Portfolio surrendered in
exchange therefor, and increased by any gain recognized
on the exchange;
(vi)	the holding period of Acquisition Shares
received in connection with the Acquisition by each
Stockholder of the Acquired Portfolio (including any
fractional share to which the Stockholder may be
entitled) will include the holding period of the
shares of the Acquired Portfolio surrendered in
exchange therefor, provided that such Acquired
Portfolio shares constitute capital assets in the
hands of the Stockholder as of the Closing Date; and
(vii)	Acquiring Portfolio will succeed to the
capital loss carryovers of the Acquired Portfolio, if any, under Section 381 of the Code, but the use by Acquiring Portfolio of any such capital loss carryovers (and of capital loss carryovers of Acquiring Portfolio) may be subject to limitation under Section 383 of the Code.

The opinion will be based on certain factual certifications made by officers of the Portfolios and will also be based on customary assumptions and subject to certain qualifications. The opinion is not a guarantee that the tax consequences of the Acquisition will be as described above.

Notwithstanding this subparagraph (e), Seward and Kissel
LLP will express no view with respect to the effect of the Acquisition on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles. Each Portfolio shall agree to make and provide additional factual representations to seward and Kissel LLP with respect to the Portfolios that are reasonably necessary to enable Seward and Kissel
LLP to deliver the tax opinion. Notwithstanding anything in this Acquisition Plan to the contrary, neither
Portfolio may waive in any material respect the conditions set forth under this subparagraph (e).

(e)	The N-14 Registration Statement shall have
become effective under the 1933 Act as to the
Acquisition Shares, and the SEC shall not have
instituted and, to the knowledge of Acquiring Portfolio,
is not contemplating instituting any stop order
suspending the effectiveness of the N-14 Registration
Statement.
(f)	No action, suit or other proceeding shall be
threatened or pending before any court or governmental
agency in which it is sought to restrain or prohibit,
or obtain damages or other relief in connection with
the Acquisition.
(g)	The SEC shall not have issued any unfavorable
advisory report under Section 25(b) of the 1940 Act nor
instituted any proceeding seeking to enjoin consummation
of the Acquisition under Section 25(c) of the 1940 Act.
(h)	Neither party shall have terminated this
Acquisition Plan with respect to the Acquisition pursuant to Section 13 of this Acquisition Plan.

9.	Conditions to the Obligations of the Acquired
Portfolio

The obligations of the Acquired Portfolio with
respect to the Acquisition shall be subject to the
following conditions precedent:
(a)	The Acquired Portfolio shall have received an
opinion of Seward & Kissel LLP, counsel to Acquiring
Portfolio, in form and substance reasonably satisfactory to the Acquired Portfolio and dated as of the Closing
Date, substantially to the effect that:

(i)	Acquiring Portfolio is a series of a corporation
duly incorporated, validly existing and in good standing
under the laws of the State of Maryland and is a series
of an open-end, management investment company registered
under the 1940 Act;
(ii)	This Acquisition Plan has been duly authorized,
executed and delivered by Acquiring Portfolio and,
in Section 2 of this Acquisition Plan does not contain
any material misstatements or omissions, and assuming
due authorization, execution and delivery of this
Acquisition Plan by the Acquired Portfolio, represents
a legal, valid and binding contract, enforceable in
accordance with its terms, subject to the effect of
bankruptcy, insolvency, moratorium, fraudulent
conveyance and transfer and similar laws relating to
or affecting creditors rights generally and court
decisions with respect thereto, and further subject
to the application of equitable principles in any
proceeding, whether at law or in equity or with respect
to the enforcement of provisions of this Acquisition
Plan and the effect of judicial decisions which have
held that certain provisions are unenforceable when
their enforcement would violate an implied covenant
of good faith and fair dealing or would be commercially
unreasonable or when default under this Acquisition
Plan is not material;
(iii)	The Class A, Class B and Class C Acquisition
Shares to be delivered as provided for by this
Acquisition Plan are duly authorized and upon delivery
will be validly issued, fully paid and non-assessable
by Acquiring Portfolio;
(iv)	The execution and delivery of this Acquisition
Plan did not, and the consummation of the Acquisition
will not, violate the Charter of Muni Income, its Bylaws
or any agreement of Acquiring Portfolio known to such
counsel, after reasonable inquiry, and no approval of
the Acquisition Plan by the Stockholders of Acquiring
Portfolio is required under Muni Incomes Charter,
bylaws or applicable law; and
(v)	To the knowledge of such counsel, no consent,
approval, authorization or order of any federal or state court or administrative or regulatory agency, other than the acceptance of record of Articles of Transfer by the Secretary of the Commonwealth of Massachusetts, is required for Acquiring Portfolio to enter into this Acquisition Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of Acquiring Portfolio.

In rendering such opinion, Seward and Kissel LLP may (i) rely on the opinion of Venable LLP as to matters of Maryland law to the extent set forth in such opinion,
(ii) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof,
(iii) limit such opinion to applicable federal and state law, (iv) define the word knowledge and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Acquisition Plan and
(v) rely on certificates of officers or directors of Acquiring Portfolio as to factual matters.

(b)	Acquired Portfolio shall have received a letter
from AllianceBernstein L.P. (the Adviser) with respect to insurance matters in form and substance satisfactory to the Acquired Portfolio.

10.	Conditions to the Obligations of Acquiring
Portfolio

The obligations of Acquiring Portfolio with
respect to the Acquisition shall be subject to the
following conditions precedent:
(a)	Acquiring Portfolio shall have received an
opinion of Seward and Kissel LLP, counsel to the Acquired
Portfolio, in form and substance reasonably satisfactory to Acquiring Portfolio and dated as of the Closing Date, substantially to the effect that:

(i)	The Acquired Portfolio is a series of a business
trust duly incorporated, validly existing and in good
standing under the laws of the Commonwealth of
Massachusetts and is a series of an open-end management
investment company registered under the 1940 Act;
(ii)	This Acquisition Plan has been duly authorized,
executed and delivered by the Acquired Portfolio and,
assuming the N-14 Registration Statement referred to in
Section 2 of this Acquisition Plan does not contain any
material misstatements or omissions, and assuming
due authorization, execution and delivery of this
Acquisition Plan by Acquiring Portfolio, represents a
legal, valid and binding contract, enforceable in
accordance with its terms, subject to the effect of
bankruptcy, insolvency, moratorium, fraudulent
conveyance and transfer and similar laws relating to
or affecting creditors rights generally and court
decisions with respect thereto, and further subject
to the application of equitable principles in any
proceeding, whether at law or in equity or with respect
to the enforcement of provisions of this Acquisition
Plan and the effect of judicial decisions which have
held that certain provisions are unenforceable when
their enforcement would violate an implied covenant
of good faith and fair dealing or would be commercially
unreasonable or when default under this Acquisition
Plan is not material;
(iii)	The execution and delivery of this Acquisition
Plan did not, and the consummation of the Acquisition
will not, violate the Agreement and Declaration of
Trust (Declaration) of Muni Income II, its Bylaws or
any agreement of the Acquired Portfolio known to such
counsel, after reasonable inquiry; and
(iv)	To the knowledge of such counsel, no consent,
approval, authorization or order of any federal or state court or administrative or regulatory agency, other than the acceptance of record of Articles of Transfer by the Secretary of the Commonwealth of Massachusetts, is required for the Acquired Portfolio to enter into this Acquisition Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of the Acquired
Portfolio.

In rendering such opinion, Seward and Kissel LLP may (i)
make assumptions regarding the authenticity,
genuineness and/or conformity of documents and copies
thereof without independent verification thereof, (ii)
limit such opinion to applicable federal and state law,
(iii) define the word knowledge and related terms to
mean the knowledge of attorneys then with such firm
who have devoted substantive attention to matters
directly related to this Acquisition Plan and (iv)
rely on certificates of officers or directors of the
Acquired Portfolio as to factual matters.
(b)	Acquiring Portfolio shall have received a
letter from the Adviser agreeing to indemnify
Acquiring Portfolio in respect of certain liabilities of the Acquired Portfolio in form and substance satisfactory to Acquiring Portfolio.

11.	Closing
(a)	The Closing shall be held at the offices of
the Portfolios, 1345 Avenue of the Americas, New York,
New York 10105, or at such other time or place as the
parties may agree.
(b)	In the event that at the Valuation Time (i) the
NYSE shall be closed to trading or trading thereon
shall be restricted, or (ii) trading or the reporting
of trading on said Exchange or elsewhere shall be
disrupted so that accurate appraisal of the value of
the net assets of the Acquired Portfolio or Acquiring
Portfolio is impracticable, the Closing Date shall be
postponed until the first business day after the day
when trading shall have been fully resumed and
reporting shall have been restored; provided that if
trading shall not be fully resumed and reporting
restored within three business days of the Valuation
Time, this Acquisition Plan may be terminated by either
the Acquired Portfolio or Acquiring Portfolio upon the
giving of written notice to the other party.
(c)	Acquiring Portfolio will provide to the
Acquired Portfolio evidence satisfactory to the
Acquired Portfolio that Acquisition Shares issuable
pursuant to the Acquisition have been credited to the
Acquired Portfolios account on the books of Acquiring
Portfolio. After the Closing Date, Acquiring Portfolio
will provide to the Acquired Portfolio evidence
satisfactory to the Acquired Portfolio that such
Shares have been credited pro rata to open accounts
in the names of the Acquired Portfolio Stockholders.
(d)	At the Closing, each party shall deliver to
the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and liquidation contemplated by the Acquisition Plan.

12.	Survival of Representations and Warranties
No representations, warranties or covenants in or pursuant to this Acquisition Plan (including certificates of officers) hereto shall survive the completion of the transactions contemplated herein.

13.	Termination of Acquisition Plan
A majority of either Muni Incomes Board of Directors or Muni Income IIs Board of Trustees may terminate this Acquisition Plan with respect to that Portfolio at any time before the applicable Effective
Time if: (a) the Portfolios conditions precedent set forth in Sections 8, 9 or 10 as appropriate, are not satisfied; or (b) the Board of Directors determines that the consummation of the Acquisition is not in the best interests of the Portfolio or its Stockholders and gives notice of such termination to the other party.

14.	Governing Law
This Acquisition Plan and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal law, without regard to conflicts of law principles.

15.	Brokerage Fees
Each party represents and warrants that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for in this Acquisition Plan.

16.	Amendments
The parties may, by agreement in writing authorized by their respective Board of Directors, amend this Acquisition Plan at any time before or after the Stockholders of the Acquired Portfolio approve the Acquisition. However, after Stockholders of the Acquired Portfolio approve the Acquisition, the parties may not amend this Acquisition Plan in a manner that materially alters the obligations of the other party. This Section shall not preclude the parties from changing the Closing Date or the Effective Time by mutual agreement.

17.	Waivers
At any time prior to the Closing Date, either party may by written instrument signed by it (a) waive the effect of any inaccuracies in the representations and warranties made to it contained herein and (b) waive compliance with any of the agreements, covenants or conditions made for its benefit contained herein.
Any waiver shall apply only to the particular inaccuracy or requirement for compliance waived, and not any other or future inaccuracy or lack of compliance.

18.	Indemnification of Directors
Acquiring Portfolio agrees that all rights to indemnification and all limitations of liability existing in favor of the Acquired Portfolios current and former Directors and officers, acting in their capacities as such, under the Acquired Portfolios
Charter and Bylaws as in effect as of the date of this Acquisition Plan shall survive the Acquisition as obligations of Acquiring Portfolio and shall continue in full force and effect, without any amendment thereto, and shall constitute rights which may be asserted against Acquiring Portfolio, its successors or assigns.

19.	Cooperation and Further Assurances
Each party will cooperate with the other in fulfilling its obligations under this Acquisition Plan and will provide such information and documentation as is reasonably requested by the other in carrying out this Acquisition Plans terms. Each party will provide such further assurances concerning the performance of its obligations hereunder and execute all documents for or in connection with the consummation of the Acquisition as, with respect to such assurances or documents, the other shall deem necessary or appropriate.

20.	Updating of N-14 Registration Statement
If at any time prior to the Effective Time, a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in the N-14 Registration
Statement, the party discovering the item shall notify the other party and the parties shall cooperate in promptly preparing, filing and clearing with the SEC and, if appropriate, distributing to Stockholders appropriate disclosure with respect to the item.

21.	Limitation on Liabilities
The obligations of the Acquired Portfolio and Acquiring Portfolio shall not bind any of the directors, Stockholders, nominees, officers, agents, employees or agents of the Acquired Portfolio or Acquiring
Portfolio personally, but shall bind only the Acquired
Portfolio or Acquiring Portfolio, as appropriate.
The execution and delivery of this Acquisition Plan by an officer of either party shall not be deemed to have been made by the officer individually or to impose any liability on the officer personally, but shall bind only the Acquired Portfolio or Acquiring Portfolio, as appropriate.

22.	Termination of the Acquired Portfolio
If the parties complete the Acquisition, the Acquired Portfolio shall terminate its registration under the 1940 Act and the 1933 Act and will terminate.

23.	Notices
Any notice, report, statement, certificate or demand required or permitted by any provision of this Acquisition Plan shall be in writing and shall be given in person or by telecopy, certified mail or overnight express courier to:

For the Acquired Portfolio:

AllianceBernstein Municipal Income Fund II-Florida
Portfolio
     1345 Avenue of the Americas
     New York, New York 10105
     Attention: Secretary
     For Acquiring Portfolio:
     AllianceBernstein Municipal Income Fund,
Inc.-National Portfolio
     1345 Avenue of the Americas
     New York, New York 10105
     Attention: Secretary

24.	Expenses
The Acquisition expenses shall be paid by the Acquired Portfolio.

25.	General
This Acquisition Plan supersedes all prior agreements between the parties with respect to the subject matter hereof and may be amended only in writing signed by both parties. The headings contained in this Acquisition Plan are for reference only and shall not affect in any way the meaning or interpretation of this Acquisition Plan. Whenever the context so requires, the use in this Acquisition
Plan of the singular will be deemed to include the plural and vice versa. Nothing in this Acquisition
Plan, expressed or implied, confers upon any other person any rights or remedies under or by reason of this Acquisition Plan. Neither party may assign or transfer any right or obligation under this Acquisition Plan without the written consent of the other party.

In Witness Whereof, the parties hereto have executed this Acquisition Plan as of the day and year first above written.

AllianceBernstein Municipal Income Fund II-
Florida Portfolio
Attest:
By:
Name:
Name:
Title:
Title:
AllianceBernstein Municipal Income Fund,
Inc.-National Portfolio
Attest:
By:
Name:
Name:
Title:
Title:

SK 00250 0457 1008356


ablegal -  1717149 v1